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[Coast Savings Logo]                NEWS RELEASE
Contact:   Mark Neal                FOR IMMEDIATE RELEASE
           (213) 362-2242



COAST ANNOUNCES GOVERNMENT PROPOSAL TO DISCUSS OUT-OF -COURT RESOLUTION OF REGULATORY CAPITAL LITIGATION, AND NASDAQ APPROVAL TO LIST CPR CERTIFICATES

Los Angeles, February 5, 1998 -- Coast Savings Financial, Inc. (NYSE & PSE:CSA), the holding company of Coast Federal Bank, FSB, announced today that attorneys for Coast had received a letter from the Department of Justice regarding the Bank's pending lawsuit against the United States government with respect to the government's alleged breach of an agreement to treat certain amounts as a permanent addition to the Bank's regulatory capital. In that letter, the Justice Department stated that it believes that "it may be productive for the parties to discuss an out-of-court resolution of the plaintiff's claim for a capital credit to its net worth." In addition, the letter stated that "[i]n order to determine whether settlement is possible, we would need additional information about this claim, particularly [the Bank's] damages theories and their factual bases." The letter also stated that following an exchange of information, "if appropriate, [the Department of Justice] would be willing to consider referring the claim, or certain specified issues, to a neutral for alternative dispute resolution."

The Company and its attorneys believe that this letter does not constitute a settlement offer or an admission of liability by the government and the Bank has not yet determined whether or how to respond to the letter. Furthermore, even if discussions are held, no assurance can be given that such discussions would lead to a settlement or to an agreement to submit the Bank's claim for damages against the government or any issues to any form of alternative dispute resolution. The Bank's attorneys were informed by the Department of Justice that similar correspondence has been delivered to other plaintiffs with regulatory "capital credit" claims against the government.

In a separate development, the Company announced that the NASDAQ has approved the Contingent Payment Right Certificates ("CPR Certificates") for listing on the NASDAQ's National Market, subject only to their issuance in connection with the consummation of the proposed merger with H. F. Ahmanson. Assuming the proposed merger is consummated, the Company expects that the CPR Certificates will be listed for trading under the symbol "CCPRZ."